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                                                                 EXHIBIT 99.1

                                                       [Neuberger Berman logo]

Neuberger Berman Inc.
605 Third Avenue
New York, NY 10158-3698
Tel 212.476.9000




Contact:

Jeffrey B. Lane                                               Margaret Towers
President & Chief Executive Officer                           TowersGroup
Neuberger Berman                                              (212) 354-5020
(212) 476-5401


NEUBERGER BERMAN PRICES SECONDARY COMMON STOCK SALE


NEW YORK, NY, July 30, 2002...Neuberger Berman Inc. (NYSE: NEU) announced today the sale by certain stockholders of 3,845,737 shares of its common stock at $30.54 per share to underwriters led by Goldman, Sachs & Co., the book-running manager.

Individuals who were Neuberger Berman's former Principals prior to its initial public offering and their affiliates, and employees holding shares through the Neuberger Berman Employee Defined Contribution Stock Incentive Plan Trust were the only sellers in this transaction. Neuberger Berman will not receive any of the proceeds from the sale.

Upon completion of this sale, 1,154,263 shares remain available for sale by selling stockholders under the Company's recently filed shelf registration statement. The Company does not anticipate waiving the transfer restrictions on shares held by former


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Principals and their affiliates to permit them to sell in a registered offering within the next 90 days.

A copy of the prospectus relating to the offering may be obtained from the Prospectus Department at Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

Neuberger Berman Inc. through its subsidiaries is an investment advisory company with $58.7 billion in assets under management, as of June 30, 2002. For 63 years, the firm has provided clients with a broad range of investment products, services and strategies. The Company engages in private asset management, wealth management services, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments.

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Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.